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       FIRST PLACE
[LOGO] FINANCIAL
       CORPORATION


                                                                August 2, 1999


Dear Shareholder:

    At their May 21, 1999 meeting, the Board of Directors declared a dividend of $.37 per share to shareholders of record as of July 21, 1999 and payable August 2, 1999.

    During the first six months of 1999, the Company had net income of $5,419,000, an increase of $1,474,000 compared to the first six months of 1998. Net income before taxes increased $2,158,000 during this period, primarily as the result of a $1,624,000 decrease in the provision for loan losses.

    Net interest income increased $489,000. Noninterest income was up $880,000 while noninterest expense was up $835,000.

    Total assets at June 30, 1999 were $874,706,000, a decrease of $60,879,000 compared to total assets at June 30, 1998 of $935,585,000. As reported previously, the Company has experienced significant payoffs on loans primarily as the result of customers refinancing their borrowings with non-bank lenders and also due to certain customers selling their businesses.

    Total interest-bearing funds at June 30, 1999 were $645,244,000 compared to $715,929,000 a year earlier, a decrease of $70,685,000. This decrease was primarily in federal funds purchased and Federal Home Loan Banks and other notes payable. During this same period, noninterest-bearing deposits increased $5,093,000.

    Western Bank opened a branch in the new Gallup Wal-Mart superstore and early results are very encouraging in terms of new accounts opened and transaction volume. This is the Company's fourth in-store branch as we continue to explore alternative delivery channels.

    Thank you for your continued support.


/s/ Richard I. Ledbetter               /s/ James D. Rose
Richard I. Ledbetter                   James D. Rose
Chairman of the Board and              President and
Chief Executive Officer                Chief Operating Officer